February 2014 Amendment No. 1 dated February 13, 2014† to Preliminary Terms No. 101 dated February 12, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015

Principal at Risk Securities

The Trigger Jump Securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., do not pay interest, do not guarantee the return of any of the principal at maturity and have the terms described in the accompanying product supplement no. MS-5-I, underlying supplement no. 1-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying index, as determined on the valuation date. If the underlying index is flat or appreciates at all on the valuation date as compared to its index closing value on the pricing date, you will receive for each security that you hold at maturity an upside payment of $1.80 per security in addition to the stated principal amount. However, if the final index value is less than the initial index value by more than 10%, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value from the initial index value. This amount will be less than $9.00 and could be zero. Accordingly, investors may lose their entire initial investment in the securities. The Trigger Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the underlying index. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$
Payment at maturity:	▪	If the final index value is greater than or equal to the initial index value, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + upside payment
	▪	If the final index value is less than the initial index value but greater than or equal to the downside threshold, meaning the value of the underlying index has declined by no more than 10% from the initial index value:
$10
	▪	If the final index value is less than the downside threshold, meaning the value of the underlying index has declined by more than 10% from the initial index value:
$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 10%, and possibly all of your principal amount.
Upside payment:	$1.80 per security (18% of the stated principal amount)
Downside threshold:	, which is 90% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	February , 2014 (expected to price on or about February 18, 2014)
Original issue date (settlement date):	February , 2014 (3 business days after the pricing date)
Valuation date:	August 18, 2015, subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Postponement of a Determination Date” in the accompanying product supplement no. MS-5-I
Maturity date:	August 21, 2015, subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-5-I
CUSIP / ISIN:	48127E767 / US48127E7673
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions(2)	Proceeds to Issuer
Per security	$10.00	$0.20	$9.80
Total	$	$	$
(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.20 per $10 stated principal amount security. See “Underwriting (Conflicts of Interest)” beginning on page PS-47 of the accompanying product supplement no. MS-5-I.

If the securities priced today, the estimated value of the securities as determined by JPMS would be approximately $9.687 per $10 stated principal amount security. JPMS’s estimated value of the securities on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.55 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement no. MS-5-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. MS-5-I, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-5-I dated January 30, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000497/e47078_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

This amendment no. 1 amends and restates and supersedes the preliminary terms no. 101 related hereto dated February 12, 2014 to product supplement no. MS-5-I in its entirety (the preliminary terms no. 101 dated February 12, 2014 are available on the SEC website at: http://www.sec.gov/Archives/edgar/data/19617/000089109214001161/e57446fwp.htm)

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015 Principal at Risk Securities

Supplemental Terms of the Securities

The payment at maturity on the securities will be as set forth under “Summary Terms — Payment at maturity” on the cover of this document, and not as set forth in the accompanying product supplement no. MS-5-I.  In particular, if the final index value is less than the downside threshold, you will lose at least 10%, and possibly all, of your principal amount.  All calculations with respect to the downside threshold will be rounded to the nearest ten-thousandth, with five one-hundred-thousandths rounded upward (e.g. , 0.87645 would be rounded to 0.8765).

Investment Summary

The Trigger Jump Securities

The Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that provides a positive return of 18% if the underlying index has remained flat or has appreciated at all on the valuation date as compared to its index closing value on the pricing date;
▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario; and
▪	To obtain limited market downside protection against the loss of principal in the event of a decline of the underlying index as of the valuation date, subject to the credit risk of JPMorgan Chase & Co., but only if the final index value is greater than or equal to the downside threshold.

If the final index value is less than the downside threshold, the securities are exposed on a 1 to 1 basis to any percentage decline of the final index value from the initial index value. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 18 months
Upside payment:	$1.80 per security (18% of the stated principal amount)
Downside threshold:	90% of the initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities
Interest:	None

Key Investment Rationale

This approximately 18-month investment offers a positive return of 18% if the underlying index is flat or appreciates at all on the valuation date as compared to its index closing value on the pricing date and provides limited market downside protection against a decline in the underlying index of up to 10%, subject to the credit risk of JPMorgan Chase & Co. However, if the final index value is less than the initial index value by more than 10%, the payment at maturity will be less than $9 and could be zero.

Upside Scenario	If the final index value is greater than or equal to the initial index value, the payment at maturity for each security will be equal to $10.00 plus the upside payment of $1.80.
Par Scenario	If the final index value is less than the initial index value but greater than or equal to the downside threshold, which means that the underlying index has depreciated by no more than 10% from the initial index value, the payment at maturity will be $10 per security.
Downside Scenario	If the final index value is less than the downside threshold, which means that the underlying index has depreciated by more than 10% from the initial index value, you will lose 1% for every 1% decline of the value of the underlying index from the initial index value to the final index value (e.g., a 40% depreciation of the underlying index will result in the payment at maturity that is less than the stated principal amount by 40%, or $6 per security).
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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015 Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$1.80 (18% of the stated principal amount) per security
Downside threshold:	90% of the initial index value (-10% percent change in the final index value compared with the initial index value)

Trigger Jump Securities Payoff Diagram

The Trigger Jump Securities
The Underlying Index
$10 + $1.80 Upside Payment
$10 Stated Principal Amount
18.00%
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
Payment at Maturity on the Trigger Jump Securities
-60%
-40%
-20%
-10%
0%
20%
40%
60%
Percentage Change in the Underlying Index

How it works

▪	Upside Scenario: If the final index value is greater than or equal to the initial index value, the payment at maturity in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment amount of $1.80. In the payoff diagram, an investor will receive the payment at maturity of $11.80 per security if any final index value is greater than or equal to the initial index value.
▪	Par Scenario: If the final index value is less than the initial index value, but is greater than or equal to the downside threshold, the investor would receive the $10 stated principal amount per security.
o	For example, if the underlying index depreciates 5% investors will receive the $10 stated principal amount.
▪	Downside Scenario: If the final index value is less than the downside threshold, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the initial index value.
o	For example, if the final index value declines by 40% from the initial index value, investors will lose 40% of their principal and the payment at maturity will be $6 per security (60% of the stated principal amount).

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015 Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-12 of the accompanying product supplement no. MS-5-I and “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final index value is less than the initial index value but greater than or equal to the downside threshold, you will receive only the principal amount of $10 per security. If the final index value is less than the downside threshold, you will receive for each security that you hold a payment at maturity that is less than the $10 stated principal amount of each security by an amount proportionate to the decline in the index closing value of the underlying index on the valuation date from the initial index value. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.
▪	Appreciation potential is fixed and limited. Where the final index value is greater than or equal to the initial index value, the appreciation potential of the securities is limited to the fixed upside payment of $1.80 per security (18% of the stated principal amount), even if the final index value is significantly greater than the initial index value. See “How the Trigger Jump Securities Work” on page 3 above.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial index value and the final index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuance or material change in method of calculation of the underlying index, may affect the payment to you at maturity. Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to the Securities Generally” in the accompanying product supplement MS-5-I for additional information about these risks.
▪	JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could
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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015 Principal at Risk Securities

provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing value of the underlying index, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the securities;
o	dividend rates on the equity securities included in the underlying index;
o	interest and yield rates in the market generally;
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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015 Principal at Risk Securities
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the EURO STOXX 50® Index trade and the correlation among those rates and the levels of the EURO STOXX 50® Index; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
▪	The securities are not directly exposed to fluctuations in foreign exchange rates. The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the underlying index are based, although any currency fluctuations could affect the performance of the underlying index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in any payment on the securities.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015 Principal at Risk Securities
▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimum for JPMS’s estimated value.
▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities―Additional Provisions―Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-5-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-II and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015 Principal at Risk Securities

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index, consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information on the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions ― The EURO STOXX 50® Index” in the accompanying index supplement no.1-I.

Information as of market close on February 12, 2014:

Bloomberg Ticker Symbol:	SX5E
Current Index Closing Value:	3,094.89
52 Weeks Ago (on 2/13/2013):	2,656.86
52 Week High (on 1/15/2014):	3,168.76
52 Week Low (on 6/24/2013):	2,511.83

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2009 through February 12, 2014. The graph following the table sets forth the daily index closing values of the underlying index during the same period. The index closing value of the underlying index on February 12, 2014 was 3,094.89. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the index closing value of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its index closing value and, therefore, have no effect on the calculation of the payment at maturity.

EURO STOXX 50® Index	High	Low	Period End
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter (through February 12, 2014)	3,168.76	2,962.49	3,094.89

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Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 21, 2015 Principal at Risk Securities

EURO STOXX 50® Historical Performance – Daily Index Closing Values January 2, 2009 to February 12, 2014

License Agreement between STOXX Limited and an affiliate of J.P. Morgan Chase & Co. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. See “Equity Index Descriptions — The EURO STOXX 50® Index — License Agreement with STOXX Limited” in the accompanying underlying supplement no. 1-I.

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	100 securities
JPMS’s estimated value of the securities:	JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”
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JPMS’s estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-5-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the securities.

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Trigger Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “EURO STOXX® Index Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks

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inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

For purposes of the securities offered by this document, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. MS-5-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-5-I.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. MS-5-I.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. MS-5-I and this communication if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. MS-5-I dated January 30, 2012 and underlying supplement no. 1-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. This amendment no. 1 amends and restates and supersedes the preliminary terms no. 101 related hereto dated February 12, 2014 in its entirety.  You should not rely on the preliminary terms no. 101 related hereto dated February 12, 2014 in making your decision to invest in the securities. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-5-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-5-I dated January 30, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000089109212000497/e47078_424b2.pdf

• Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

• Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

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